EXHIBIT 14

                                                        NEWTECH RESOURCES LTD.

                                                  CODE OF ETHICS FOR SENIOR OFFICERS

PREFACE

Senior officers such as the principal executive officer, principal financial officer, controller, officers of Newtech Resources Ltd.
("Company") or its subsidiaries, and persons performing similar functions ("Senior Officers") hold an important and elevated role in corporate governance. They are vested with both the responsibility and authority to protect, balance, and preserve the interests of all of the Company's stakeholders, including stockholders, clients, employees, suppliers, and citizens of the communities in which business is conducted. Senior Officers fulfill this responsibility by prescribing and enforcing the policies and procedures employed in the operation of the Company's financial organization, and by demonstrating the following:

I.       HONEST AND ETHICAL CONDUCT

Senior Officers will exhibit and promote the highest standards of honest and ethical conduct through the establishment and operation of policies and procedures that:

o        Encourage and reward professional integrity in all aspects of the financial organization, by eliminating inhibitions and barriers to responsible behavior, such as coercion, fear of reprisal, or alienation from the financial organization or the enterprise itself.

o        Prohibit and eliminate the appearance or occurrence of conflicts between what is in the best interest of the enterprise and what could result in material personal gain for a member of the organization, including Senior Officers.

o        Company directors, officers and employees have an obligation to promote the best interests of the Company at all times. They should avoid any action which may involve a conflict of interest with the Company. Directors, officers and employees should not have any undisclosed, unapproved financial or other business relationships with suppliers, customers or competitors that might impair the independence of any judgment they may need to make on behalf of the Company. Conflicts of interest would also arise if a director, officer or employee, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Company.

o        Where conflicts of interest arise, directors, officers and employees must provide full disclosure of the circumstances and abstain from any related decision making process.

o        Directors, officers and employees must also avoid apparent conflicts of interest, which occur where a reasonable observer might assume there is a conflict of interest and, therefore, a loss of objectivity in their dealings on behalf of the
         Company.

o        Provide a mechanism for members of the finance organization to inform senior management of deviations in practice from policies and procedures governing honest and ethical behavior.

o        If any employee has knowledge or is suspicious of non-compliance with any provision of this Code or is concerned whether circumstances could lead to a violation of this Code, he or she should discuss the situation with one or more members of the
         Audit Committee or in the absence of an Audit Committee with the Company's Board of Directors.  The Company will not allow any retaliation against a director, officer or employee who acts in good faith in reporting any such violation or suspected violation.

o        If directors or executive officers have knowledge or are suspicious of any non-compliance with any provision of this Code or are concerned whether circumstances could lead to a violation of this Code, they should discuss the situation with the Audit
         Committee or in the absence of an Audit Committee with the Board of Directors of the Company.

o        Demonstrate their personal support for such policies and procedures through periodic              communication reinforcing
         these ethical standards throughout the Company.

II.      FINANCIAL RECORDS AND PERIODIC REPORTS

Senior Officers will establish and manage the Company's transaction and reporting systems and procedures to ensure that:

o        The Company complies with its obligations to disclose all material information in accordance with all applicable securities laws.

o        All employees comply with the Company's Internal Disclosure Controls and Procedures Guidelines and all other financial and disclosure controls and procedures.

o        Business transactions are properly authorized and completely and accurately recorded on the Company's books and records in accordance with Generally Accepted Accounting Principles (GAAP) and established Company financial policy.

o        The retention or proper disposal of Company records shall be in accordance with established Company financial policies and applicable legal and regulatory requirements.

o        Periodic financial communications and reports will be delivered in a manner that facilitates the highest degree of clarity of content and meaning so that readers and users will quickly and accurately determine their significance and consequence.

o        Any Senior Officer in possession of material information must not disclose such information before its public disclosure and must take steps to ensure that the Company complies with its timely disclosure obligations.

III.     COMPLIANCE WITH APPLICABLE LAWS, RULES AND REGULATIONS

Senior Officers will establish and maintain mechanisms to:

o        Educate appropriate employees of the Company about any federal, state or local statute, regulation or administrative procedure that affects the operation of the finance and accounting organization and the Company generally.

o        Monitor the compliance of the Company with any applicable federal, state or local statute, regulation or administrative rule.

o        Identify, report and correct in a swift and certain manner, any detected deviations from applicable federal, state or local statute or regulation.

o        If a law conflicts with a provision of this Code, Senior Officers must comply with the law; however, if a local custom or policy conflicts with a provision of this Code, Senior Officers must comply with the Code.

IV.      ACCOUNTABILITY FOR ADHERENCE TO THE CODE

All directors and Senior Officers are responsible for abiding by this Code. This includes individuals responsible for the failure to exercise proper supervision and to detect and report a violation by their subordinates. Discipline may, when appropriate, include dismissal.

V.       AMENDMENTS AND WAIVERS

This Code of Ethics may be amended, and compliance with it may be waived, only with the approval of the Audit Committee or in the absence of an Audit Committee by the Board of Directors.